EXHIBIT 21

NAME OF SUBSIDIARY	INCORPORATION	OWNED
AHT, Inc.	Pennsylvania	100
CMC (Beijing) International Trade Company Limited	China	100
CMC Cometals International S.à r.l.	Luxembourg	100
CMC Cometals Processing, Inc.	Texas	100
CMC Commercial Metals de Mexico, S. de R.L. de C.V.	Mexico	100
CMC Europe GmbH	Switzerland	100
CMC Fareast Limited	Hong Kong	100
CMC GH, LLC	Delaware	100
CMC GH, Ltd.	Bermuda	100
CMC GH Sisak d.o.o.	Croatia	100
CMC International Finance S.à r.l.	Luxembourg	100
CMC Metals Cyprus Limited	Cyprus	100
CMC Oil Company	Texas	100
CMC Poland Sp. z o.o.	Poland	100
CMC Polska sp. z o.o.	Poland	100
CMC Post Oklahoma, LLC	Delaware	100
CMC Putex Sp. z o.o.	Poland	100
CMC Receivables, Inc.	Delaware	100
CMC Recycling Singapore Pte. Ltd.	Singapore	100
CMC S.E. Asia Pte. Ltd.	Singapore	100
CMC Steel Distribution Pty Ltd	Australia	100
CMC Steel Fabricators, Inc.	Texas	100
CMC Steel Oklahoma, LLC	Delaware	100
CMC UK Ltd.	England	100
CMC Victoria Pty Ltd	Australia	100
Com Met Company, S.à r.l.	Luxembourg	100
Cometals China, Inc.	Texas	100
Cometals Far East, Inc.	Texas	100
Commercial Metals (Bermuda), L.P.	Bermuda	100
Commercial Metals (Thailand) Ltd.	Thailand	100
Commercial Metals Company US (Luxembourg), S.C.S.	Luxembourg	100
Commercial Metals Company US LLC	Delaware	100
Commercial Metals Deutschland GmbH	Germany	100
Commercial Metals International GmbH	Switzerland	100
Commercial Metals Poland Fundusz Inwestycyjny Zamkniety	Poland	100
Commercial Metals Pty Ltd	Australia	100
Commonwealth Acquisitions Holdings, Inc.	Delaware	100
Owen Electric Steel Company of South Carolina	South Carolina	100
Owen Industrial Products, Inc.	South Carolina	100
SMI Steel LLC	Alabama	100
SMI-Owen Steel Company, Inc.	South Carolina	100
Steel Products de Mexico, S.A. de C.V.	Mexico	100
Structural Metals, Inc.	Texas	100